Exhibit 99.2

June 12, 2008

The Honorable Matthew M. Carter II, Chairman

Florida Public Service Commission

2540 Shumard Oak Boulevard

Tallahassee, FL 32399-0850

Re: Peoples	Gas System - Test Year Notification pursuant to Rule 25-7.140, F.A.C.

Dear Chairman Carter:

Based on a review of its current and projected financial performance, Peoples Gas System (“Peoples” or the “Company”) has determined it must seek an increase in base rates to meet the natural gas needs of existing and new customers and to provide an opportunity to earn a reasonable return on the Company’s investment while continuing to provide high quality customer service.

This letter is provided as notification to the Commission that Peoples intends to seek general rate relief pursuant to the provisions of Section 366.06 (3), Florida Statutes, as soon as the new rate schedules, the petition relating thereto, and the minimum filing requirements specified in Rule 25-7.039, F.A.C., can be completed and placed in proper form. The Company contemplates a filing date on or about August 11, 2008, and will use a projected test year ending December 31, 2009, based upon the historic base year ended December 31, 2007. The proposed 2009 test year will most accurately reflect the economic conditions during the first 12 months the new rates will be in effect.

Peoples will not be requesting that the Commission process its petition using the proposed agency action process authorized in Section 366.06(4), Florida Statutes. The Company will be seeking interim rate relief pursuant to Section 366.071, Florida Statutes.

Peoples’ last rate case (Docket No. 020384-GU) was filed on June 27, 2002 with a final order issued on January 6, 2003. In that docket, the Commission authorized the Company to revise its base rates and charges so as to produce a midpoint return on common equity (“ROE”) of 11.25%. The Company’s achieved ROE as of December 31, 2007 was 9.96%, with further erosion of earnings expected.

PEOPLES GAS

702 NORTH FRANKLIN STREET

P.O. BOX 2562

TAMPA, FL 33601-2562

AN EQUAL OPPORTUNITY COMPANY	WWW.PEOPLESGAS.COM

The Honorable Matthew M. Carter II

June 12, 2008

It has been almost six years since Peoples last filed to increase its base rates. Since that time, Peoples has steadily expanded its system to new areas in Florida to bring clean-burning natural gas to thousands of people throughout the state. In addition, Peoples has installed or replaced over 1,500 miles of main in over 200 communities it serves.

Peoples has also maintained a very reliable distribution system, even through the active 2004 and 2005 hurricane seasons, with minimal customer service interruptions. Maintaining a high level of customer service is one of the Company’s core values.

Several factors contribute to the need for the Company to seek rate relief. Since Peoples’ last historic base year, the Consumer Price Index (CPI) has increased more than 17%, not only requiring the Company to pay more for the goods and services it purchases, but also contributing to a steady increase in the level of the Company’s direct and indirect payroll costs. Steel pipe and plastic pipe costs, the core of the Company’s infrastructure investment, have increased by about 90% and 40% respectively over the last five years. Additionally, insurance and health care costs continue to escalate at a rate significantly higher than that of inflation. During this period, the Company has incurred substantial increases in depreciation expense, non-fuel operating and maintenance expense and the costs of complying with federal requirements. All of these factors have contributed to the increase in the cost of providing service to our customers.

Although costs have increased as described above, the Company has continued to expand its pipeline distribution system in order to make natural gas available as a low-carbon, efficient energy choice to approximately 100,000 new residential and commercial customers. Notwithstanding the additional customers and an increase in gas throughput on the Company’s system, Peoples has experienced a declining use per customer due to increases in the efficiencies of appliances, customer conservation efforts, improved home construction and other factors. This trend has caused the Company to consider modifications to its rate design in order to more appropriately recover its cost of service. The modifications will also better enable the Company to continue its aggressive energy conservation programs.

Peoples has made substantial efforts to control expense levels and avoid the need for rate relief. For example, the Company restructured its four regional operating units into three regional operating units and combined four independent call centers into one virtual call center. This resulted in consolidation of both customer service and operations management oversight. Through the restructuring, Peoples was able to reduce its work force by approximately 11%, while continuing to maintain its traditionally high levels of customer service and an outstanding safety record. As another example, significant efficiencies have been achieved as a result of Peoples’ new mapping system which, among other things, has reduced the number of line locate tickets to be physically cleared by Company personnel. As a result of these and other measures, Peoples’ annual operating and maintenance expense has increased only modestly since the Company’s last rate case. While these efforts have allowed Peoples to avoid seeking any rate

The Honorable Matthew M. Carter II

June 12, 2008

increases for the past six years, the combination of continued growth and inflation now causes the Company to seek rate relief. Peoples is currently finalizing its 2009 revenue requirements, but we estimate that a base rate revenue increase of approximately $25 million will be required.

Peoples operates in an extremely competitive energy environment, and the decision to petition for rate relief is not something that we take lightly. We strongly believe, however, that an increase in and a restructuring of rates are necessary for the Company to continue to maintain both its high quality of service and its financial integrity.

Sincerely,

William N. Cantrell

President, Peoples Gas System

cc:	Honorable Lisa Polak Edgar, Commissioner

Honorable Katrina J. McMurrian, Commissioner

Honorable Nathan A. Skop, Commissioner

Honorable Nancy Argenziano, Commissioner

Dr. Mary A. Bane, Executive Director

Mr. Michael G. Cooke, General Counsel

Mr. Timothy J. Devlin, Director of Economic Regulation

Ms. Ann Cole, Commission Clerk

Mr. J.R. Kelly, Office of Public Counsel